Exhibit 23.2

Consent of Independent Auditor

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of BK Technologies Corporation of our report dated March 14, 2024, relating to the consolidated financial statements as of and for the year ended December 31, 2023, which appears in the 2024 Annual Report on Form 10-K of BK Technologies Corporation.

/s/ MSL, P.A.

Orlando, Florida

July 25, 2025